EXHIBIT 10.9B
                            FIRST AMENDMENT OF LEASE

                  THIS AGREEMENT is made as of the 18th day of December, 2000, between BECO-TERMINAL LLC, a Virginia limited liability company, having an office at 11140 Rockville Pike, Suite 300, Rockville, Maryland, 20852 ("Landlord") and INFOCROSSING, INC., a Delaware corporation, having an office at 2 Christie Heights Street, Leonia, New Jersey, 07605 ("Tenant").

                                    RECITALS:

         WHEREAS, Landlord and Tenant are parties to a lease dated July 21, 2000 (the "Lease"), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord the building and land (the "Premises") located at 45580 Terminal Drive, Sterling pursuant to all of the terms, covenants and conditions in the Lease; and

         WHEREAS, the parties desire to amend the Lease in the manner hereinafter set forth.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                  1. Effective as of the date hereof, the following new section shall be incorporated into the Lease after Section 23.03 thereof:

                  "Section 23.04. If an Event of Default should occur in connection with (i-a) Tenant's failure to pay Annual Rental in accordance with Section 5.01 of the Lease, (ii-a) Tenant's failure to repay any Impositions billed directly to Landlord in accordance with
         Section 6.04 of the Lease, or if any other Event of Default shall occur, and/or if Landlord shall pursue remedies expressly provided in the Lease with respect to Tenant's failure to cure an Event of Default, including, without limitation, the remedies provided in Section 21.02 of the Lease (individually or collectively a "Lease Remedy") which other Event of Default and/or Lease Remedy is or becomes readily quantifiable in dollars (a "Quantifiable Event of Default" or "Quantifiable Lease Remedy", as applicable), Landlord shall have the right on five (5) business days notice to Tenant to draw down all or a portion of the Security Deposit represented by the Letter of Credit, (i-b) to the extent required for the payment of the Annual Rental or Impositions as to which the said Event of Default exists or (ii-b) to compensate Landlord for expenditures made in compliance with the terms of the Lease with respect to a Quantifiable Event of Default or (iii-b) to compensate Landlord for all sums due to Landlord pursuant to the exercise of a Quantifiable Lease Remedy, provided that with respect to any Quantifiable Event of Default and/or Quantifiable Lease Remedy, should Tenant send Landlord written notice by receipted overnight courier stating that that Tenant has a bona fide dispute with respect to all or any portion of such Quantifiable Event of Default and/or Quantifiable Lease Remedy within such five (5) business day period, Landlord shall only be entitled to draw down the undisputed amount of such Quantifiable Event of Default and/or Quantifiable Lease Remedy.



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         Notwithstanding the foregoing, if Tenant should fail to pay the amount required by any judgment (that is either final or in respect of which Tenant has not filed a notice of appeal within the requisite time period) against Tenant (its successors or assigns) relating to (i-c) any Event of Default (ii-c) breach of Tenant's obligations under the Lease, (iii-c) a Lease Remedy, or (iv-c) any disputed portion of a Quantifiable Event of Default and/or Quantifiable Lease Remedy, as applicable, within thirty (30) days after the entry of such judgment, Landlord shall have the right to draw down on all or a portion of the Security Deposit represented by the Letter of Credit, to the extent required to satisfy said judgment. Notwithstanding anything contained herein to the contrary, the parties hereby agree that the failure of Tenant to timely replace and replenish the Letter of Credit as required by the last two sentences of Section 23.01 above (subject to the applicable notice and cure period pursuant to Section 21.01 of the Lease) shall constitute an Event of Default of the Lease and shall allow the Landlord, upon five (5) business days notice to Tenant, to draw down on the Letter of Credit in its entirety. Notwithstanding anything to the contrary contained in the Lease, rejection or other termination of the Lease in a bankruptcy (or similar) proceeding shall constitute a termination of the Lease as a result of an Event of Default, and shall allow the Landlord, upon five (5) business days notice, to draw down on the Letter of Credit in its entirety."

                  2. Landlord agrees that if the existing loading dock drain pipe at the Premises does not drain properly as a result of any design flaw (or latent defect), then Landlord agrees that it shall be responsible for the actual costs of restoring the drain pipe to working condition. In connection with such repair obligation, Tenant hereby grants to Landlord a right of entry upon the Premises and a right of access to the drain, in order to perform any and all repairs required hereunder (including replacement if applicable) of the drain pipe.

                  3. All terms, covenants and conditions of the Lease shall remain in effect and unchanged except to the extent expressly modified by this Agreement. Without limiting the generality of the forgoing, the Landlord hereby confirms and agrees that a Letter of Credit substantially in the form attached to the Lease as Exhibit F shall at any time be acceptable to the Landlord, provided it complies with the other requirements set forth in Section 23.01. To the extent that any provision of this Agreement conflicts with the Lease, this Agreement shall govern.

                  4. The terms, covenants and conditions contained herein are binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors and assigns.

                  5. This Agreement and the Lease shall be construed in accordance with the laws of the Commonwealth of Virginia. The parties acknowledge and agree that neither this Agreement nor any of its provisions shall be interpreted against a party by virtue of such party having drafted the Agreement or the provision.

                  6. This Agreement contains the entire and final agreement of and between the parties as to the subject matter hereof, and the parties shall not be bound by any statements, conditions, representations, inducements or warranties, oral or written, relating thereto and not herein contained.


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                  7. Each party hereby represents that it has the power,
authority and legal right to enter into and perform this Agreement; and that all actions and consents required to authorize such party to enter into this Agreement have been duly taken and received. Each of the undersigned individuals represents and warrants that he/she has the power, authority and legal right to bind the corporation or limited liability company he/she purports to represent to the terms of this Agreement by his/her signature hereto.

                  8. This Agreement may be executed in counterparts, each of which shall be deemed an original, and when taken together, shall constitute one document.


                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                LANDLORD:

                                           BECO-TERMINAL LLC
                                           By:  Beco Data LLC

                                 By:               /s/
                                          Name:  Christopher Epstein Hereford
                                          Title:    President

                                 TENANT:

                                          INFOCROSSING, INC.

                                 By:               /s/
                                          Name: Nicholas J. Letizia
                                          Title: CFO
























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